UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2014

Global Medical REIT Inc.

 (Exact name of registrant as specified in its charter)

Maryland	333-177592	46-4757266
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Blake Street, Suite 310 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	303-894-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5th, 2014, the Board of Directors of Global Medical REIT (the “Company”) appointed David A. Young as Chief Executive Officer to hold office until the next annual meeting of shareholders and until their successor is duly elected and qualified or until his resignation or removal.

David A. Young is a 35-year veteran of healthcare real estate.  Mr. Young was the founder and CEO of Global Medical Realty Trust, which focused on sponsored development and equity lease financing of market leading healthcare real estate.   As the Senior Vice President of Business Development at GE Capital between 2004 and 2008, Mr. Young organized, co-launched and grew GE Capital’s first acute medical real estate financing initiative.

Over the years, Mr. Young has built a strong track record developing several successful NYSE-listed healthcare REITs such as Windrose Medical Properties, the core assets of which he grew from start-up to over US$500 million. He also grew the portfolio of Healthcare Property Investors, Inc. from US$300 million to over US$3.5 billion, and its net earnings from US$27 million to US$91 million, delivering an internal rate of return of 23% per annum over his ten-year tenure.

In serving as CEO, Mr. Young’s role will be to manage the Company’s operations, marketing, and business development.  Together with other consultants, he will develop a portfolio of medical and healthcare-related assets in the United States and selected international countries which offer recurring yields.

The board of directors appointed Mr. Young in recognition of his abilities to assist the Company in expanding its business and the contributions he can make to the Company’s strategic direction.  Mr. Young has not yet been appointed to any board committees.

The Company has not entered into any compensation arrangements with Mr. Young.  With the appointment of Mr. Young as CEO, Mr. Conn Flanigan is resigning as CEO.  Mr. Flanigan is not resigning due to any disagreement with the Company, and will continue to serve the Company as Secretary, Acting Chief Financial Officer, and as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.
Date: February 7, 2014	By: /s/ Conn Flanigan
Conn Flanigan, Secretary